DSW Inc. Reports Third Quarter 2013 Financial Results

•	Third quarter Reported sales increase 6.8% to $633 million; comparable sales decrease 0.7%

•	First nine months Reported sales increase 8.0% to $1.80 billion; comparable sales increase 0.2%

•	Third quarter Reported EPS rises to $0.60 per share on a post-split basis, including net income of $0.01 per share from our luxury test

•	Third quarter Adjusted EPS rises to $0.58 per share on a post-split split basis ($1.17 on a pre-stock split basis), an increase of 14% over last year

•	Full year Adjusted EPS guidance of $1.80 to $1.90 per share on a post-split basis, assuming flat same store sales growth

•	Board of Directors approve a quarterly dividend of $0.125 per share

COLUMBUS, Ohio, November 26, 2013 - DSW Inc. (NYSE: DSW), a leading branded footwear and accessories retailer, announced financial results for the thirteen week period ended November 2, 2013, which compare to the thirteen week period ended October 27, 2012.

Mike MacDonald, President and Chief Executive Officer states, "A solid increase in total sales combined with disciplined execution and inventory management allowed us to increase our Adjusted earnings per share by 14%. We achieved our highest level of profitability in the third quarter while navigating through a promotional environment. We were encouraged by the improvement in traffic and sales at the end of the quarter, as the fall selling season got off to a delayed start."

Mr. MacDonald added, "During the quarter we opened 16 new stores, including two small format stores, advanced our omni-channel work and implemented a number of systems initiatives. For the full year, we expect Adjusted EPS to range from $1.80 to $1.90 per share based on flat same store sales and 4% to 5% increase in Adjusted sales."

Third Quarter Operating Results

•	Reported sales increased 6.8% to $633 million compared to last year's third quarter sales of $593 million.

•	For the thirteen week period ended November 2, 2013, comparable sales decreased by 0.7%. This follows an increase of 6.3% during the thirteen week period ended October 27, 2012.

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Reported net income was $55.0 million, or $0.60 per diluted share on 92.1 million weighted average shares outstanding, which included net after-tax income of $1.4 million, or $0.01 per share, from our luxury test. This compares to Reported net income in the third quarter of 2012 of $50.1 million, or $0.55 per diluted share, which included a $3.6 million award, or $0.04 per share, resulting from the 2005 credit card litigation, as well as $0.2 million in legacy charges from RVI.

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Net income, adjusted for the results of our luxury test and legacy charges from RVI, was $53.6 million, or $0.58 per diluted share on 92.1 million weighted average shares outstanding. This compares to Adjusted net income for the same period last year of $46.6 million, or $0.51 per diluted share, on 91.0 million weighted average shares outstanding.

Nine Months Ended November 2, 2013 Operating Results

•	Reported sales increased 8.0% to $1.8 billion compared to last year's sales of $1.7 billion.

•	For the thirty-nine week period ended November 2, 2013, comparable sales increased by 0.2%. This follows an increase of 6.1% during the thirty-nine week period ended October 27, 2012.

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Reported net income was $123 million, or $1.34 per diluted share, on 91.8 million weighted average shares outstanding, which included a net after-tax loss of $11.5 million, or $0.13 per share, from our luxury test, and a net after-tax charge of $9.4 million, or $0.10 per share, from the termination of the pension plan assumed in conjunction with the RVI merger. This compares to Reported net income in the same period last year of $119.3 million, which included $5.2 million in after-tax non-cash charges related to RVI and a $3.6 million after-tax award from credit card litigation. Reported EPS for the thirty-nine week period ended October 27, 2012 was $1.32 per share.

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Net income, adjusted for the net loss from our luxury test and legacy charges from RVI, was $144.1 million, or $1.57 per diluted share, on 91.8 million weighted average shares outstanding. This compares to Adjusted net income for the same period last year of $120.8 million, or $1.33 per diluted share, on 90.8 million weighted average shares outstanding.

Third Quarter Balance Sheet Highlights

•	Cash, short term and long term investments totaled $522 million compared to $430 million in the third quarter last year.

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Inventories were flat at $424 million compared to $422 million during the third quarter last year, in line with expectations. On a cost per square foot basis, DSW segment inventories decreased by 2.2% at the end of quarter.

Regular Dividend
On November 26, 2013, DSW's Board of Directors declared a quarterly cash dividend payment of $0.125 per share. The dividend will be paid on December 31, 2013 to shareholders of record at the close of business on December 19, 2013.

Fiscal 2013 Annual Outlook
For the fifty-two week fiscal year ended February 1, 2014, the Company expects Adjusted earnings per share to range from $1.80 to $1.90 per share. This assumes flat same store sales and Adjusted sales growth of 4% to 5% for the current fifty-two week period compared to the fifty-three week period ended February 2, 2013. Excluding the sales of $32 million from the fifty-third week in fiscal 2012, full year Adjusted sales growth for fiscal 2013 is expected to increase in the range of 6% to 7%.

Webcast and Conference Call
To hear the Company's live earnings conference call, log on to http://www.dswinc.com/ today at 8:30 AM Eastern, or call 1-888-317-6003 in the U.S. or 1-412-317-6061 outside the U.S using passcode 5551497 approximately ten minutes prior to the start of the call. A telephone replay of this call will be available until 9:00 a.m. Eastern Time on December 4, 2013 and can be accessed by dialing 1-877-344-7529 in the U.S. or 1-412-317-0088 outside the U.S. and using conference number 10036641. An audio replay of the conference call, as well as additional financial information, will also be available at http://www.dswinc.com/.

About DSW Inc.
DSW Inc. is a leading branded footwear and accessories retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear and accessories for women, men and kids.  As of November 26, 2013, DSW operates 393 stores in 42 states, the District of Columbia and Puerto Rico, and operates an e-commerce site, http://www.dsw.com, and a mobile website, http://m.dsw.com.  DSW also supplies footwear to 356 leased locations in the United States under the Affiliated Business Group. For store locations and additional information about DSW, visit http://www.dswinc.com. Follow DSW on Twitter at http://twitter.com/DSWShoeLovers and "like" DSW on Facebook at http://www.facebook.com/DSW.

DSW INC.
Q3 2013 SEGMENT RESULTS

Net sales by reportable segment

	Thirteen weeks ended			Thirty-nine weeks ended
	November 2, 2013	October 27, 2012	% change	November 2, 2013	October 27, 2012	% change
	(in thousands)			(in thousands)

DSW	$597,274	$559,312	6.8%	$1,691,119	$1,562,707	8.2%
Affiliated Business Group	35,702	33,422	6.8%	105,282	100,817	4.4%
Total DSW Inc.	$632,976	$592,734	6.8%	$1,796,401	$1,663,524	8.0%
Less: Luxury sales	8,341	—		17,418	—
Total Adjusted DSW Inc. sales	$624,635	$592,734		$1,778,983	$1,663,524

Comparable sales change by reportable segment (excludes luxury)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
DSW	(1.0)%	6.6%	0.2%	6.3%
Affiliated Business Group	3.6%	1.8%	1.8%	2.5%
Total DSW Inc.	(0.7)%	6.3%	0.2%	6.1%

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical facts, including the statements made in our "Fiscal 2013 Annual Outlook," are forward-looking statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company's current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These factors include, but are not limited to: our success in opening and operating new stores on a timely and profitable basis; maintaining strong relationships with our vendors; our ability to anticipate and respond to fashion trends; disruption of our distribution and fulfillment operations; continuation of supply agreements and the financial condition of our affiliated business partners; fluctuation of our comparable sales and quarterly financial performance; risks related to our information systems and data; failure to retain our key executives or attract qualified new personnel; our competitiveness with respect to style, price, brand availability and customer service; our reliance on our “DSW Rewards” program to drive traffic, sales and customer loyalty; uncertain general economic conditions; our reliance on foreign sources for merchandise and risks inherent to international trade; risks related to leases of our properties; risks related to our cash and investments; and the realization of risks related to the Merger, including risks related to pre-merger RVI guarantees of certain Filene’s Basement leases. Additional factors that could cause our actual results to differ materially from our expectations are described in the Company's latest annual or quarterly report, as filed with the SEC. All forward-looking statements speak only as of the time when made. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	As of	As of
	November 2, 2013	February 2, 2013
Assets
Cash and equivalents	$84,429	$81,097
Short-term investments	195,248	232,081
Restricted cash	7,700	—
Accounts receivable, net	23,853	26,784
Inventories	424,066	393,794
Prepaid expenses and other current assets	35,866	20,637
Deferred income taxes	24,343	67,397
Total current assets	795,505	821,790

Property and equipment, net	316,542	300,313
Long-term investments	234,748	96,712
Goodwill	25,899	25,899
Deferred income taxes	10,562	9,443
Other assets	8,518	7,946
Total assets	$1,391,774	$1,262,103

Liabilities and shareholders' equity
Accounts payable	$147,100	$152,112
Accrued expenses	130,612	123,199
Total current liabilities	277,712	275,311

Non-current liabilities	132,844	128,213
Total shareholders' equity	981,218	858,579
Total liabilities and shareholders' equity	$1,391,774	$1,262,103

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended		Thirty-nine weeks ended
	November 2, 2013	October 27, 2012	November 2, 2013	October 27, 2012
Net sales	$632,976	$592,734	$1,796,401	$1,663,524
Cost of sales	(420,106)	(392,563)	(1,217,092)	(1,110,518)
Gross profit	212,870	200,171	579,309	553,006
Operating expenses	(124,614)	(121,734)	(382,786)	(355,775)
Change in fair value of derivative instruments	—	—	—	(6,121)
Operating profit	88,256	78,437	196,523	191,110
Interest income, net	1,036	2,575	1,857	3,538
Income from continuing operations before income taxes	89,292	81,012	198,380	194,648
Income tax provision	(34,331)	(30,897)	(75,184)	(76,608)
Income from continuing operations	54,961	50,115	123,196	118,040
Total income from discontinued operations, net of tax	—	—	—	1,253
Net income	$54,961	$50,115	$123,196	$119,293

Diluted shares used in per share calculations:	92,090	91,046	91,813	90,346

Diluted earnings per share:
Diluted earnings per share from continuing operations	$0.60	$0.55	$1.34	$1.31
Diluted earnings per share from discontinued operations	$—	$—	$—	$0.01
Diluted earnings per share	$0.60	$0.55	$1.34	$1.32

DSW INC.
RECONCILIATION OF ADJUSTED RESULTS
(In thousands, except per share amounts)
(Unaudited)

	Thirteen weeks ended November 2, 2013
	Net sales	Cost of Sales	Gross profit	Operating expenses	Net income	Diluted earnings per share
Reported Measure	$632,976	$(420,106)	$212,870	$(124,614)	$54,961	$0.60

Less: luxury performance
Net sales	8,341
Cost of sales		(5,589)
Gross profit (loss), including valuation reserves on remaining inventory & operating expenses			2,752	(535)	1,366	0.01

Less: Other RVI related income (expenses)				46	(48)	—

Adjusted Measure	$624,635	$(414,517)	$210,118	$(124,125)	$53,643	$0.58

	Thirteen weeks ended October 27, 2012
	Net income		Diluted earnings per share
Reported Measure	$50,115		$0.55

RVI related expenses:
RVI operating expenses, net of tax	174	(1)	0.00	(1)

Adjustments related to award of damages:
Operating expenses, net of tax	(2,486)	(2)	(0.03)	(2)
Interest income, net of tax	(1,156)	(2)	(0.01)	(2)

Adjusted Measure	$46,647		$0.51

(1) Reflects legal fees related to the settlement of RVI litigation and other RVI legal expenses and related tax effects
(2) Reflects the receipt of an award of damages related to the 2005 data theft of $5.3 million, net of expense of $1.3 million, and interest accrued on the settlement of $1.9 million. Also reflects the related tax effects.

	Thirty-nine weeks ended November 2, 2013
	Net sales	Cost of Sales	Gross profit	Operating expenses	Net income	Diluted earnings per share
Reported Measure	$1,796,401	$(1,217,092)	$579,309	$(382,786)	$123,196	$1.34

Less: luxury performance
Net sales	17,418	—	—	—	—
Cost of Sales	—	(33,084)	—	—	—
Gross profit (loss), including valuation reserves on remaining inventory and operating expenses	—	—	(15,666)	(2,977)	(11,521)	(0.13)

Less: RVI pension and other RVI related income (expenses)	—	—	—	(14,695)	(9,355)	(0.10)

Adjusted Measure	$1,778,983	$(1,184,008)	$594,975	$(365,114)	$144,072	$1.57

	Thirty-nine weeks ended October 27, 2012
	Net income		Diluted earnings per share		Diluted shares used in per share calculations
Reported Measure	$119,293		$1.32		90,346

RVI related expenses:
Change in fair value of derivative instruments	6,121	(1)	0.07	(1)
RVI operating expenses, net of tax	307	(2)	—	(2)
Total income from discontinued operations, net of tax	(1,253)	(3)	(0.01)	(3)

Adjustments related to award of damages:
Operating expenses, net of tax	(2,486)	(4)	(0.03)	(4)
Interest income, net of tax	(1,156)	(4)	(0.01)	(4)

Share adjustment			(0.01)	(5)	444	(5)

Adjusted Measure	$120,826		$1.33		90,790

1) Change in fair value of derivative instruments, which relate to RVI's warrants
2) Reflects legal fees related to the settlement of RVI litigation and other RVI legal expenses, and related tax effects.
3) Reflects the removal of discontinued operations
4) Reflects DSW's receipt of an award of damages related to the 2005 credit card litigation of $5.3 million, net of expense of $1.3 million, and interest accrued on the settlement of $1.9 million. Also reflects the related tax effects.
5) The Reported weighted average shares outstanding represent DSW Class A Common Shares and Class B Common Shares as well as dilutive instruments. Adjusted shares used in the per share calculations reflect DSW's weighted average shares outstanding and assume full exercise of warrants at the beginning of the period.

Non-GAAP Measures
The unaudited reconciliation of adjusted results should not be construed as an alternative to the reported results determined in accordance with generally accepted accounting principles (“GAAP”). These financial measures are not based on any standardized methodology and are not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP statements. These amounts are not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.